Exhibit 10.1

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

OCABSA ISSUE AGREEMENT

By and between

Abivax S.A.

as Issuer

and

Kreos Capital VII (UK) Limited

Claret European Growth Capital Fund III SCSp

as OCABSA Subscribers

20 August 2023

Table of contents

1.	Definitions and interpretation	5

2.	Issue and subscription	9

3.	Attached BSA2023-KC-2 warrants	10

4.	Purpose of the Issue – Ranking	11

5.	Interest	12

6.	Repayment – Conversion	12

7.	Taxation	14

8.	Undertakings	15

9.	Events of default	16

10.	Register and certificates	18

11.	Transmission and transfer	18

12.	Procedures for payment	19

13.	Representative	19

14.	Security agency	23

15.	Protection of holders	23

16.	Remedies and waivers	23

17.	Severability	23

18.	Notices	24

19.	Governing– law - Jurisdiction	25

20.	Electronic Signature	25

List of Appendixes		27

OCABSA issue agreement

This agreement (hereinafter referred to as the “Agreement”) is entered into on 20 August 2023, by and between:

1.

Abivax S.A., a limited company (société anonyme) incorporated under the laws of France having its registered office at 7, boulevard Haussmann – 75009 Paris, France, registered under single identification number 799 363 718 RCS Paris, and listed on the Paris stock exchange (Euronext Paris) under ISIN code FR0012333284, represented by Mr. Marc de Garidel, in his capacity as chief executive officer (Directeur Général),

(hereinafter referred to as the “Issuer” or the “Company”)

ON THE FIRST PART

AND

2.

Kreos Capital VII (UK) Limited, a private limited company incorporated under the laws of England, having its registered office at 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, United Kingdom, registered under identification number 13611522, represented by Mr. Aris Constantinides, in his capacity of Director, duly authorised for the purposes hereof

(hereinafter referred to as “Kreos”)

ON THE SECOND PART

3.

Claret European Growth Capital Fund III SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 412F, Route d’Esch—L—1471 Luxembourg, registered under identification number B245583, represented by Mr. David Moscato and Mr. Riccardo Zorzetto, duly authorised for the purposes hereof,

(hereinafter referred to as “Claret”)

(Kreos and Claret being hereinafter referred to as the “OCABSA Subscribers”)

Issuer and OCABSA Subscribers being hereinafter referred to individually as a “Party”

and collectively as the “Parties”.

Whereas

(A)	The OCABSA Subscribers are growth debt providers, the business of which consists in making investments in high technology and life science companies throughout Europe.

(B)

The Issuer is a French société anonyme created in December 2013 focused on developing therapeutics that modulate the immune system to treat patients with chronic inflammatory diseases. Since June 2015, the Issuer has been listed on the Paris stock exchange (Euronext Paris).

(C)

In order to finance the development of the Issuer’s business in general, the OCABSA Subscribers and Claret European Specialty Lending Company III, S.à r.l. have agreed to subscribe to an Issue of Amortized Bonds and OCABSA by the Issuer for a cumulated committed nominal amount of seventy-five million euros (EUR 75,000,000.00), subject to and upon the terms and conditions of the subscription agreement entered into between the Parties, Kreos Capital VII (UK) Limited and Claret European Specialty Lending Company III, S.à r.l. and Kreos Capital VII Aggregator SCPp on the date hereof (hereinafter referred to as the “Subscription Agreement”).

(D)

The Parties have agreed upon the terms and conditions of the Issue as set forth herein, being specified that concurrently with this Agreement, the Amortized Bonds Subscribers enter into separate agreements defining the terms and conditions governing the Amortized Bonds to be issued in accordance with the Subscription Agreement (hereinafter referred to as the “Amortized Bonds Issue Agreements”).

(E)

On 5 June 2023, the Issuer’s general meeting (the “General Meeting”) empowered, through its 16th resolution, the Issuer’s board of directors to issue securities (including warrants and OCABSA) giving access to the Issuer’s capital and to determine their exercise price, and to cancel shareholders’ preferred subscription rights for shares that may be issued pursuant to such authorization to the benefit, amongst others, to French or foreign individuals, legal entities, including companies, trusts or investment funds or other investment vehicles of any kind, investing, as a main activity, or having invested more than €1 million during the 24 months preceding the considered capital increase (a) in the pharmaceutical sector; and/or (b) in a growth stock listed on a regulated market or a multilateral negotiation system (type Euronext Growth) considered as “community small and medium-sized companies” in the meaning of annex I to the Regulation (CE) No. 651/2014 of the European Commission of 17 June 2014.

(F)

On 16 August 2023, the Issuer’s board of directors (Conseil d’administration) (hereinafter referred to as the “Board of Directors”) used such delegation and subdelegated to the Issuer’s chief executive officer (Directeur Général) the power to approve the terms of this Agreement, execute this Agreement and issue the OCABSA in accordance with the terms of this Agreement.

(G)

On the date hereof, the Issuer’s chief executive officer (Directeur Général) used such subdelegation and approved the terms of this Agreement and the execution of this Agreement and the issuance of the OCABSA to the OCABSA Subscribers in accordance with the terms of this Agreement.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise specifically provides, the following expressions shall have the following meanings:

Agreement	shall have the meaning set forth in the heading hereof;

Amortized Bonds Issue Agreement(s)	has the meaning assigned in section (D) of the preamble hereof;

Board of Directors	has the meaning assigned in section (F) of the preamble hereof;

BSA2023-KC—2	means the warrants (bons de souscription d’actions) embedded in the Convertible Bonds to form the OCABSA;

Business Day	means a day (excepting Saturdays and Sundays) on which banks operate in Paris;

Calendar Quarter Date	means each of 31st March, 30th June, 30th September and 31st December in any calendar year;

Change of Control	means any change in the shareholding control or ownership of Issuer within the meaning assigned in article L.233-3 of the French commercial code (Code de commerce);

Claret	shall have the meaning set forth in the appearances herein;

Company	shall have the meaning set forth in the appearances herein;

Conversion Notice	shall have the meaning set forth in clause 6.3.1 of this Agreement;

Conversion Ratio	means number of Conversion Shares to be granted for each converted Convertible Bond, as calculated under the provisions of clause 6.3.2 of this Agreement;

Conversion Shares	means, ordinary shares to be issued on the conversion of OCABSA;

Convertible Bonds	means the convertible bond component of the OCABSA;

Drawdown Date	means the day on which the OCABSA are subscribed and paid up by the OCABSA Subscribers;

Drawdown Notice	means a notice from Issuer requesting OCABSA Subscribers to subscribe to OCABSA in accordance with this Agreement;

Event of Default	means any of those events set out in Article 9 (Events of Default);

First Interest Payment Date	means the first Business Day of a Calendar Quarter Date being or following the date of drawdown, as specified in the Drawdown Notice;

General Meeting	has the meaning assigned in section (E) of the preamble hereof;

Holder	means any OCABSA Subscriber and any successor or assignee Person(s) pursuant to Article 11.2 entered in the securities register which the Issuer under this Agreement is required to maintain, as holder(s) of the OCABSA (or Warrants after a Prepayment);

Interest Payment	means interest payments due by the Issuer to the Holders pursuant to this Agreement;

Interest Payment Date	means the First Interest Payment Date, and then the first Business Day of each subsequent Calendar Quarter Date;

Interest Period	means, a period commencing on and including an Interest Payment Date and ending on the day prior to the next following Interest Payment Date. Every Interest Period shall have a duration of one calendar quarter, being however specified that (i) in the event the Drawdown Date would not be the First Interest Payment Date, interest will accrue on the period elapsing between the Drawdown Date and the First Interest Payment Date in accordance with the provisions of Article 5.1 and 5.2, and (ii) the last Interest Period will commence on the date of the Interest Payment Date immediately preceding the Redemption Date and end on such Redemption Date;

Issue Documents	means the Subscription Agreement, this Agreement, the Amortized Bonds Issue Agreements, the Warrants Issue Agreements, the Put Option Agreements, the Intercreditor Agreement, each of the Security Documents, any document executed pursuant to any such document and any other document designated as such by the Issuer and the Subscribers, as amended from time to time;

Issue	means the OCABSA issue carried out by Issuer’s chief executive officer (Directeur Général) pursuant to this Agreement;

Issuer	shall have the meaning set forth in the appearances herein;

Kreos	shall have the meaning set forth in the appearances herein;

M&A Process	means any contemplated transaction for the sale of substantially all of the assets of the Issuer, the sale or exchange of the majority of the share capital of the Issuer or the merger of the Issuer into another company;

Majority Holders	means, at any time, Holders holding at least 67.00% of the voting rights of the Holders attending that Holders’ general meeting at that time or represented thereat;

Material Adverse Effect	means a material adverse effect arising from a fraud or a serious event arising out of the normal course of business which would significantly and negatively affect (i) either the business / or the operations of the Issuer or (ii) its ability to comply with any of its payment obligations under any of the Issue Documents;

Non-Cooperative Jurisdiction	means an “Etat ou territoire non coopératif” (non-cooperative State or territory) as set out in the list referred to in article 238-0 A of the French Code Général des impôts, as such list may be amended from time to time;

OCABSA	means the Convertible Bonds with embedded warrants (obligations convertibles en actions avec bons de souscription d’actions) to be issued in Euros by the Issuer’s chief executive officer in accordance with this Agreement, upon subdelegation of the board of directors on 16 August 2023 in accordance with the 16th resolution adopted by the Issuer’s general meeting of 5 June 2023.

OCABSA Subscribers	shall have the meaning set forth in the appearances herein

Outstanding Amount	means, at any time, the balance of the amounts due by the Issuer under this Agreement;

Participation Office	means the office or offices notified by an OCABSA Subscriber to the Issuer in writing on or before the date it becomes an OCABSA Subscriber (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will hold the outstanding OCABSA (or Warrants after a Prepayment) which are registered in its name;

Parties	shall have the meaning set forth in the appearances herein;

Person	shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing;

Prepayment	has the meaning ascribed to it in Article 6.2;

Qualifying Holder

means a Holder which:

(i) fulfils the conditions imposed by French Law in order for a payment from the Issuer under the Issue Documents not to be subject to (or as the case may be, to be exempt from) any Tax Deduction, subject to the completion of any necessary procedural formalities; or

(ii)  is a Treaty Holder.

Redemption Date	means the earlier of (i) 31 March 2027, or (ii) the date of any Prepayment or acceleration of the Convertible Bonds or more generally such earlier date or dates as the same shall become repayable in accordance with this Agreement and/or the Subscription Agreement, or (iii) the date on which all Convertible Bonds have been converted;

Register	has the meaning ascribed to it in Article 10.2;

Representative	has the meaning ascribed to it in Article 13.1;

Security Documents	means any document entered into by any person (including subsidiaries, if any) from time to time creating any Security Interest, directly or indirectly, for the obligations of the Issuer under the Subscription Agreement;

Security Interest	means any mortgage, charge, assignment, pledge, lien, contractual right of set-off, hypothecation, encumbrance, priority or other security interest or any arrangement which has substantially the same commercial or substantive effect as the creation of security (except financial lease, “location financière” and capital lease “crédit-bail”);

Subscriber(s)	has the meaning ascribed to it in the Subscription Agreement;

Subscription Agreement	has the meaning assigned in section (C) of the preamble hereof;

Tax	means any tax, levy, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

Tax Deduction	has the meaning ascribed to it in Article 7.3;

Treaty State	means a jurisdiction having a double taxation agreement with France (the “Treaty”), which makes provision for full exemption from Tax imposed by France on a payment from the Issuer under the Issue Documents.

Treaty Holder

means a Holder which:

(i) is treated as resident of a Treaty State for the purposes of the Treaty;

(ii)  does not carry on business in France through a permanent establishment with which that OCABSA Subscriber’s participation in the Issue is effectively connected;

(iii)  is acting from a Participation Office situated in its jurisdiction of incorporation; and

fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed by France on a payment from the Issuer under the Issue Documents, subject to the completion of any necessary procedural formalities;

Warrants	means the BSA2023-KC—2;

Warrant Exercise Notice	has the meaning ascribed to it in Article 3.2.5.

1.2	In this Agreement, except as otherwise provided or where clearly inconsistent in the light of the context:

(i)	words importing the singular include the plural and vice versa;

(ii)	words denoting gender include every gender;

(iii)	words denoting persons include bodies corporate or unincorporate;

(iv)	an article, a section, clause, sub-clause or Appendix is to an article, a section, clause, sub-clause or Appendix, as the case may be, of or to this Agreement, as amended from time to time;

(v)	any provision of a statute shall be construed as a reference to that provision as amended, modified, re-enacted or extended from time to time;

(vi)

words and expressions in the French language defined in the French Commercial Code (Code de commerce) or the French Monetary and Financial Code (Code monétaire et financier) as amended shall bear the same meanings herein, and

(vii)	capitalised terms not defined herein shall have the meaning given to them in the Subscription Agreement, as amended from time to time.

1.3	The headings in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

1.4

Should any conflicts occur between this Agreement and the Subscription Agreement or any ancillary contractual document entered into between the parties, the Parties agree that the Subscription Agreement’s provisions shall prevail.

2.	Issue and subscription

2.1

In accordance with the delegation of authority granted under the 16th resolution adopted by the General Meeting, the OCABSA will be issued in one single tranche, in registered form exclusively reserved to the OCABSA Subscribers, for a nominal amount of twenty five million Euros (EUR 25,000,000), with a par value of one Euro (EUR 1.00) per Convertible Bond as decided by the Issuer’s board of directors in accordance with the provisions of articles L. 225-135 and L. 228-91 of the French Commercial Code (Code de commerce) and article L. 411-2 of the French Monetary and Financial Code (Code monétaire et financier). The OCABSA will confer rights to the OCABSA Subscribers and any subsequent Holder as from their subscription in accordance with the terms of Article 11.2.

2.2

On Completion Date, the OCABSA Subscribers will subscribe to the twenty five million (25,000,000) OCABSA in one single drawdown of EUR 25,000,000.00, subject to the conditions precedent set forth in Article 3.1 of the Subscription Agreement, pursuant to a Drawdown Notice in accordance with the template attached as Appendix 1 hereto, in accordance with the following breakdown:

OCABSA Subscriber	%	Number of OCABSA
Kreos	66.67	16,666,667
Claret	33.33	8,333,333

2.3

The unit subscription price for OCABSA shall include a two percent (2.00%) discount against their par value. Accordingly, subscription price for the 25,000,000 OCABSA shall be equal to EUR 24,500,000, based on a unit subscription price of ninety-eight cents (EUR 0.98).

2.4

Subscription of the OCABSA and all other payments of the OCABSA Subscribers to the Issuer shall be made by bank transfer, to the following account of the Issuer (the “Drawdown Account”) unless otherwise agreed by the OCABSA Subscribers in writing:

Bank Name:	[***]
Account Name:	[***]
IBAN:	[***]
SWIFT:	[***]

The payment by the OCABSA Subscribers to the Drawdown Account, or to such other bank account as is agreed in writing between the OCABSA Subscribers and the Issuer, shall constitute the subscription of the OCABSA (or the relevant part thereof) and the Issuer shall thereupon become indebted, as principal and direct obligor, to the OCABSA Subscribers in an amount equal to the OCABSA (or the relevant part thereof) and all interest thereon and other payments due in connection therewith under this OCABSA Issue Agreement.

Concurrently with such transfer, each OCABSA Subscriber shall send to the Issuer a subscription form substantially in the same terms as the template attached as Appendix 2 hereto.

3.	Attached BSA2023-KC-2 warrants

One BSA2023-KC-2 warrant shall be attached to each Convertible Bond issued by the Issuer. Each BSA2023-KC-2 will entitle its holder to subscribe or acquire new shares (actions) of the Issuer under the terms and conditions set out below.

3.1	Exercise period of the BSA2023-KC-2

The BSA2023-KC-2 shall be exercisable at any time until the final Interest Payment Date of the initial payment schedule as appears in the OCABSA Drawdown Notice. For the avoidance of doubt, the BSA2023-KC-2 shall remain valid after the Redemption Date if such date is earlier based on paragraphs (ii) and (iii) of the definition of Redemption Date. Any BSA2023-KC-2 which would have not been exercised within the above period shall become automatically null and void (caduc).

3.2	Exercise of the BSA2023-KC-2

3.2.1

The exercise of BSA2023-KC-2 is conditional upon both (i) a Prepayment of the OCABSA at the Issuer’s initiative, and (ii) the absence of a Conversion Notice of the OCABSA for the full amount of such Prepayment in the twenty (20) days following the service of a Prepayment notice to the Representative.

3.2.2	Each BSA2023-KC-2 will entitle its holder to subscribe to a number of new ordinary shares calculated on the basis of the following formula (the “Warrant Exercise Ratio”):

R = (PPA / CP) / NW

Where:

R:	means the Warrant Exercise Ratio;

PPA:	means the amount of the principal to be prepaid by the Issuer under the Prepayment Notice, reduced as the case may be by the amount of principal to be converted under a subsequent Conversion Notice;

CP:	has the meaning set forth in section 6.3.2 hereinafter;

NW:	means the number of Warrants embedded in the total number of issued and subscribed OCABSA at the time the Warrants are exercised (i.e. 25,000,000).

3.2.3	Accordingly, each BSA2023-KC-2 holder will be entitled to subscribe to a number of shares (“N”) equal to the result of the following formula:

N = R * NBSA

Where:

R:	means the Warrant Exercise Ratio calculated in accordance with the provisions of paragraph 3.2.2, and

NBSA:	means the number of Warrants exercised by the relevant BSA2023-KC-2 holder.

In the event N would not be a whole number, the number of shares underlying the Warrants will be rounded as follows:

•	if the first decimal is superior or equal to 5, N shall be rounded up to the whole number that is immediately superior to it, and

•	if the first decimal is inferior to 5, N shall be rounded down to the whole number that is immediately inferior to it.

By exception to the above, if CP is equal to the Floor Price and in the event N would not be a whole number, the number of shares underlying the Warrants will always be rounded down to the immediately inferior whole number.

3.2.4	The unit subscription price for each of the shares underlying the BSA2023-KC-2 shall be equal to CP, as defined in article 3.2.2 hereinabove.

3.2.5

Any Warrant Holder is allowed to own several Warrants, being specified that each Warrant can only be exercised once. In order to exercise all or part of the Warrants, any Warrant Holder shall send an exercise form (the “Warrant Exercise Notice”) substantially in accordance with the template attached as Appendix 3 hereto, specifying, as the case may be, his intention to release the exercise price of underlying Shares. The exercise of the Warrants shall not require the payment of any additional fee or charge by the Warrant Holder.

The exercise price of the Warrants shall be paid in cash, such payment shall be made by wire transfer to the account mentioned in section 2.4 hereinabove, or to the bank account notified by the Issuer to the Representative for that purpose, in immediately available, freely transferable funds in Euros. The new Shares resulting from the exercise of the Warrants shall be issued upon receipt of the payment by the Warrant Holder, in cash, of the exercise price of each Warrant so exercised.

The Issuer shall promptly deliver freely tradable Shares to the relevant Warrant Holder upon each exercise of Warrant(s), it being specified that the Issuer shall give the necessary instructions for the issuance of the Shares to its register (Uptevia) no later than one (1) trading day after the receipt by the Issuer of the Warrant Exercise Notice.

3.3	Shares

The new ordinary shares issued upon exercise of Warrant(s) shall be subject to all provisions of the by-laws and to decisions of the general meetings of the shareholders of the Issuer. The new ordinary shares shall be admitted to trading on Euronext as from their issuance, will carry immediate and current dividend rights (“jouissance courante”) and will be fully assimilated to and fungible with the existing shares.

If the record date of a dividend occurs between the date of exercise of the Warrants and the delivery of the related shares, the relevant Warrant Holders would not benefit from such dividend or any other indemnification (subject to the application, as the case may be, of the provisions of Appendix 5).

3.4	Protection of the Holders

The protection of the BSA2023-KC-2 holders will be as set forth in Appendix 5 and will remain effective after the Redemption Date as the case may be.

4.	Purpose of the Issue – Ranking

4.1

The Issuer shall apply the proceeds of the OCABSA towards financing clinical trials, research and development and general working capital purposes and agrees that it will not use the whole or any part of the proceeds of the Issue in contravention of any applicable law.

4.2	Without prejudice to the above, the OCABSA Subscribers shall not be under any obligation to monitor or verify the application of the proceeds of the Issue.

4.3

Each of the OCABSA shall rank pari passu equally and rateably inter se and with the Amortized Bonds, without any discrimination or preference and as direct, unconditional, unsubordinated obligations, secured as set out in the Security Documents, being expressly specified that any obligations and liabilities of the Issuer under this Agreement shall fall in the scope of secured obligations (Obligations Garanties) as defined in the Security Documents.

5.	Interest

5.1	Interest on the Convertible Bonds shall accrue on the principal moneys outstanding on the Convertible Bonds at a fixed interest rate of nine per cent (9.00%) per annum.

5.2

Interest shall be payable in cash in quarterly interest instalments on each Interest Payment Date from First Interest Payment Date until and including the Redemption Date in a number of fixed interest payments until 31st March 2026 (followed by four (4) fixed decreasing interest payments, as set out in column 7 (Interest) the payment schedule example attached as Appendix 6. In the event drawdown occurs prior to the First Interest Payment Date, interest shall accrue on moneys outstanding as of their effective transfer date to Issuer until the First Interest Payment date (on the basis of a daily 1/90th of the quarterly fixed interest payment) and shall be paid by compensation with the funds to be transferred by OCABSA Subscribers to Issuer.

5.3

To the extent interest is not paid for at least one (1) year on any Interest Payment Date, further interest shall accrue on any such interest not so paid in accordance with article 1343-2 of the French Civil Code (Code civil) at the rate specified in Article 5.6 hereunder. Interest shall be calculated on the basis of a three hundred and sixty-five (365) day year and shall be deemed to accrue on the Convertible Bonds from day to day.

5.4

Each interest payment shall be made to the Holders, on each Interest Payment Date before 11.00 AM Paris time, and the Holders shall be deemed, for the purposes of this Agreement, to be the holder, on such date for payment of interest, of the Convertible Bonds held by him on such preceding date notwithstanding any intermediate transfer or transmission of any such Convertible Bonds.

5.5

Interest on the principal moneys outstanding on any Convertible Bonds becoming liable to repayment under any provision hereof shall cease to accrue as from the due date for repayment of such principal moneys unless repayment of any such principal moneys and/or payment of any such interest is not effected in which event interest shall continue to accrue at the rate specified in Article 5.6 on the amount which remains unpaid until actual payment in full of such principal moneys and interest is made.

5.6

Should the Issuer fail to pay any outstanding principal amount on its due date for payment under this Agreement (including the amount payable by Issuer under clause 9.4 of the Subscription Agreement), the Issuer shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at a rate which shall be the aggregate of (a) 300 basis points per annum (3.00 percent per annum), and (b) the interest rate set out under Article 5.1 above during the period of non-payment.

6.	Repayment – Conversion

6.1	Repayment

6.1.1

The Issuer shall repay the Convertible Bonds at their principal amount on a quarterly basis, in four (4) increasing repayments from 1st April 2026, being specified that each instalment is due in advance, on each Repayment Date in accordance with the payment schedule example attached as Appendix 6. The repayments shall be made net to OCABSA Subscribers pursuant to Article 7.

6.1.3	Any Convertible Bonds repaid or purchased by the Issuer shall be cancelled and the Issuer shall in no event make another use of such repaid or purchased Bonds (including by reselling them).

6.2	Prepayment

The Issuer shall have the right, at any time but with no less than thirty (30) days prior notice to the Representative, to prepay or purchase the Convertible Bonds, exclusively in whole (a “Prepayment”), being specified that any Prepayment hereunder shall entail a simultaneous prepayment of the Amortized Bonds according to the terms applicable thereto, and, conversely, the prepayment of the Amortized Bonds shall entail a Prepayment under this Agreement. The Prepayment shall be equal to the (i) undiscounted principal outstanding amount under the Convertible Bonds at the time of the Prepayment, increased by the premium set forth in section 9.2 of the Subscription Agreement, plus (ii) the present value of the sum of future interest repayments, calculated by applying a discounted rate of four percent (4.00%) p.a.

The Prepayment notice may not be served without the Representative (acting on instructions of the Majority Holders) consent as long as any M&A Process relating to the Issuer and involving a formal letter of intent is ongoing. For the avoidance of doubt, in the twenty (20) days following the service of a Prepayment notice, each Convertible Bondholders may still elect to convert all or part of the Convertible Bonds it holds and serve a Conversion Notice to that effect. In the absence of such conversion further to such Prepayment notice, the BSA2023-KC-2 warrants shall become exercisable in accordance with and subject to the terms of clause 3 hereof.

6.3	Conversion

Each Holder may discretionarily elect to convert all or part of the outstanding Convertible Bonds into Conversion Shares as follows at any time from the issuance of the Convertible Bonds. For the avoidance of doubt, the exercise of such right by any Holder shall not compel any other Holder to convert any of the Convertible Bonds it holds into Conversion Shares. The partial exercise of the conversion right by a Holder shall not preclude any subsequent exercise of such right in relation to further outstanding Convertible Bonds.

6.3.1	Conversion Notice

In order to convert all or part of the Convertible Bonds into Conversion Shares, the relevant Holder shall send a notice mentioning the Outstanding Amount, the number of Convertible Bonds to be converted, the applicable conversion ratio, and the resulting Conversion Shares (a “Conversion Notice”), in accordance with the template conversion notice attached as Appendix 4 hereto.

6.3.2	Conversion ratio

The Conversion Ratio will be equal to the result of the following formula:

CR = 1 / CP

CP

means the volume weighted average price per share of all shares of the Issuer traded on the Euronext Paris, as evidenced by the Euronext Paris market price data, for the fifteen (15) day period prior to the date of the meeting of the Board of Directors or of the decisions of the CEO deciding the issuance of the OCABSA (the “Pricing Date”), increased by a twenty-five percent (25%) premium, i.e. EUR 21.2209.

The number of Conversion Shares to be issued to any Convertible Bondholder upon service of a Conversion Notice shall be equal to the result, rounded down to the nearest whole number, of following formula:

NCS = CR * NCB

Where:

NCS means the number of Conversion Shares

CR means the Conversion Ratio, and

NCB means the number of Convertible Bonds to be converted in accordance with the Conversion Notice.

In the event NCS would not be a whole number, the number of Conversion Shares will be rounded as follows:

•	if the first decimal is superior or equal to 5, NCS shall be rounded up to the whole number that is immediately superior to it, and

•	if the first decimal is inferior to 5, NCS shall be rounded down to the whole number that is immediately inferior to it.

By exception to the above, if CP is equal to the Floor Price and in the event NCS would not be a whole number, the number of Conversion Shares will always be rounded down to the immediately inferior whole number.

6.3.3	Conversion Shares

The capital increase arising from the issuance of Conversion Shares shall be definitively completed as a mere consequence of and on the date of receipt by the Issuer of the Conversion Notice.

The Issuer shall promptly deliver freely tradable Conversion Shares to the relevant Holder upon each conversion, it being specified that the Issuer shall give the necessary instructions for the issuance of the Shares to its register (Uptevia) no later than one (1) trading day after the receipt by the Issuer of the Conversion Notice.

The Conversion Shares shall be subject to all provisions of the by-laws and to decisions of the general meetings of the shareholders of the Issuer. The new shares shall be admitted to trading on Euronext as from their issuance (provided that the ordinary shares of the Issuer are admitted to trading on Euronext Paris on such date), will carry immediate and current dividend rights (“jouissance courante”) and will be fully assimilated to and fungible with the existing shares.

7.	Taxation

7.1	The Issuer shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

7.2

The Issuer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Representative accordingly. Similarly, the Representative shall notify the Issuer on becoming so aware in respect of a payment payable to any Holder.

7.3

If a Tax Deduction is required by law to be made by the Issuer, the amount of the payment due from the Issuer shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

7.4	A payment shall not be increased under paragraph 7.3 above by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Holder without a Tax Deduction if such Holder had been a Qualifying Holder, but on that date that Holder is not or has ceased to be a Qualifying Holder other than as a result of any change after the date it became a Holder under the Issue Documents in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(ii)

the relevant Holder is a Treaty Holder and the Issuer is able to demonstrate that the payment could have been made to the Holder without the Tax Deduction had that Holder complied with its obligations under paragraph 7.7 below, provided that the exclusion for changes after the date a Holder became a Holder under this Agreement in paragraph 7.4 (i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Holder if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Holder in a financial institution situated in a Non-Cooperative Jurisdiction or because such Holder is incorporated, domiciled, established, or acting through a Participation Office situated, in a Non-Cooperative Jurisdiction.

However, no such additional amounts shall be payable with respect to any OCABSA to a Holder (or to a third party on behalf of such Holder) who is liable to such taxes or duties in respect of such OCABSA by reason of his having some connection with France other than merely being the holder of the OCABSA.

7.5

If the Issuer is required to make a Tax Deduction, the Issuer shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

7.6

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Issuer shall deliver to the Representative the payment evidence satisfactory to the Representative (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

7.7

A Treaty Holder and the Issuer which makes a payment to which that Treaty Holder is entitled shall co-operate in completing any procedural formalities necessary for the Issuer to obtain authorization to make that payment without a Tax Deduction.

7.8	Each OCABSA Subscriber hereby represents that, at the Completion Date:

(i)	it is a Qualifying Holder; and

(ii)

it is not incorporated or domiciled (or acting through a Participation Office, or office, or carrying on a trade or business (“établissement stable”) in each case to which the Participation is attributable), located in a Non-Cooperative Jurisdiction.

7.9	Any references in this Agreement to principal and interest shall be deemed also to refer to any additional amounts which may be payable under the provisions of this Article 7.

8.	Undertakings

The Issuer undertakes with the OCABSA Subscribers that, from the date of this Agreement and for so long as any amount is or may be outstanding under this Agreement, it shall comply with the commitments set forth in the Subscription Agreement, including but not limited to those contained in Article 4 (Commitments) of the Subscription Agreement.

9.	Events of default

Each of the following events, facts or circumstances constitutes an Event of Default, unless otherwise qualified by mutual consent of the Representative (acting on instructions of the Majority Holders) and of the Issuer:

9.1	Non-payment

The Issuer fails, after being notified by the Representative (acting on instructions of the Majority Holders), to pay in full on the due date any sum due from it under this Agreement in the currency and in the manner specified in this Agreement save where such payment is made within five (5) Business Days of the due date and such failure is solely due to an administrative or systems error in the transmission of funds;

9.2	Breach of financial information obligations

The Issuer fails to duly perform or comply with any of the material financial information obligations expressed to be assumed by it in Article 4 (Commitments) of the Subscription Agreement and where such non-performance or non-compliance is capable of remedy, has not been remedied within ten (10) Business Days of the notice of that breach by the Representative (acting on instructions of the Majority Holders) to the Issuer;

9.3	Breach of other obligations

The Issuer fails to duly perform or comply with any other material obligation expressed to be assumed by it in any of the Issue Documents to which it is a party and where such non-performance or non-compliance is capable of remedy, has not been remedied within ten (10) Business Days (reduced to five (5) Business Days as regards the failure to issue Conversion Shares) of the notice of that breach by the Representative (acting on instructions of the Majority Holders) to the Issuer;

9.4	Breach of ranking obligations

The Issuer is in breach of the ranking obligations under Article 4 (Commitments) of the Subscription Agreement and/or Article 4 (Ranking) of this Agreement.

9.5	Cross-default

Any Indebtedness of the Issuer exceeding two hundred thousand euros (€ 200,000) on a single basis or any indebtedness related to scientific equipment exceeding an outstanding cumulated amount of one million euros (€ 1,000,000), including, but not exclusively, as a result of any loan taken out, any bond agreement entered into, or any lease agreement entered into as the lessee, is not paid when due or within any applicable grace period, any Indebtedness of the Issuer is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default, or any creditor or creditors of the Issuer become entitled to declare Indebtedness of the Issuer, due and payable before its specified maturity as a result of an event of default, except where (i) such event of default results from a breach of its obligations by a business counterparty or (ii) a business counterpart is a provider of the Issuer, and the absence of payment is made in the ordinary course of business and does not exceed ten (10) Business Days or (iii) if such Indebtedness is, in aggregate, equal to or less than one million and five hundred thousand euros (€1,500,000);

9.6	Insolvency

If and when applicable, the Issuer is unable to pay its debts as they fall due, with its available assets (“état de cessation des paiements”) or otherwise admits its inability to pay its debts as they fall due, or commences negotiations with any one or more of its creditors (other than the Subscribers) with a view to the general readjustment or rescheduling of its Indebtedness, or makes a general assignment for the benefit of, or a composition with, its creditors (other than the Subscribers), whether or not through the appointment of an administrator (“administrateur judiciaire” ou “liquidateur judiciaire”), in the framework of a conciliation or safeguard procedure.

9.7	Cessation of business

If the Issuer (i) ceases to carry on the business it carries on at the date hereof as mentioned in section (B) of the preamble hereof, or (ii) enters into any business that is not directly related to such to the extent or in a manner which will have a Material Adverse Effect.

9.8	Change of control

(10) Business Days have elapsed since the effective occurrence of a Change of Control, unless otherwise agreed by the Representative (acting on instructions of the Majority Holders), which opinion shall be delivered within ten (10) Business Days from the receipt by the Representative of a notification informing him that a Change of Control has effectively occurred or is contemplated and the circumstances thereof, it being specified that the absence of opinion by the Representative (acting on instructions of the Majority Holders) in the aforementioned ten (10) Business Days period shall be considered as an agreement of such Representative and the Holders.

9.9	Validity of agreement

At any time any act, condition or thing required to be done, fulfilled or performed by it in order:

(i)	to enable the Issuer lawfully to enter into, exercise its rights under or perform the material obligations expressed to be assumed by it in the Issue Documents to which it is a party;

(ii)	to ensure that the material obligations expressed to be assumed by the Issuer in the Issue Documents to which it is a party are and remain legal, valid and binding;

(iii)	to make the Issue Documents to which it is a party admissible in evidence in France;

is not done, fulfilled or performed within any time available to ensure compliance with the same;

9.10	Unlawfulness

If, at any time it is or becomes unlawful for the Issuer to perform or comply with any or all of its material obligations under the Issue Documents or any of the material obligations of the Issuer under the Issue Documents are not, or cease to be, legal, valid and binding;

9.11	Breach of contract

If any payment default or event or circumstance occurs which, with the giving of notice, lapse of time, determination of materiality, the fulfilment of any other applicable condition or any combination of the foregoing constitutes a default (howsoever described) under any contract (including, without limitation, any leasing contracts) to an extent or in a manner which will have a Material Adverse Effect it being understood that as from the day the notice of that circumstance is given by the Representative (acting on instructions of the Majority Holders) to the Issuer, a ten (10) Business Day period of grace during which the Representative (acting on instructions of the Majority Holders) does not seek the repayment of the sums owed by the Issuer under the Issue Documents in order for him, or as the case may be, its shareholders, either (i) to organize the repayment of these sums or (ii) to take all necessary actions which in the sole opinion of the Representative (acting on instructions of the Majority Holders acting reasonably) are of nature to enable the Issuer to continue to perform its obligations under the Agreement in all its material provisions until the Redemption Date;

9.12	Litigation

Any litigation, arbitration or administrative proceedings are commenced which is reasonably likely to be adversely determined and would be expected to have a Material Adverse Effect;

9.13	Material adverse change

The occurrence of any facts, circumstances event which have a Material Adverse Effect; it being understood that as from the day the notice of that circumstance is given by the Representative (acting on instructions of the Majority Holders) to the Issuer, a ten (10) Business Day period of grace during which the Representative (acting on instructions of the Majority Holders) does not seek the repayment of the sums owed by the Issuer under the Issue Documents, either (i) to organize the repayment of these sums or (ii) to take all necessary actions which in the sole opinion of the Representative (acting on instructions of the Majority Holders) (which shall not be unreasonably withheld) are of nature to enable the Issuer to continue to perform its obligations under the Agreement in all its material provisions until the Redemption Date.

9.14	Occurrence of an Event of Default

In case an Event of Default has occurred, or, in the event remedial periods are provided herein, is continuing after such remedial periods have elapsed, the Representative (acting on instructions of the Majority Holders) may notify such Event of Default to the Issuer and at its discretion, decide that all moneys outstanding under the OCABSA shall become immediately repayable and all interests accrued but unpaid shall become immediately payable, together with any other sums then owed by the Issuer under any Issue Documents. In that case, the Holders may also elect to convert the Convertible Bonds with immediate effect.

10.	Register and certificates

10.1

In accordance with Article L. 211-3 of French Monetary and Financial Code (Code monétaire et financier), the OCABSA (and, after a Prepayment, the Warrants) shall be held in nominative form (forme nominative) and will be compulsorily recorded in securities accounts and records held by the Issuer or the authorized intermediary, as the case may be.

10.2

Consequently, the Holders rights will be recorded in securities accounts (inscription en compte) opened in their name on the corporate register (the “Register”) which will be held by an authorized agent.

10.3

No physical document evidencing title to the OCABSA (and, after a Prepayment, the Warrants) (including representative certificates pursuant to Article R. 211-7 of the French Monetary and Financial Code (Code monétaire et financier)) will be issued to represent the OCABSA (and, after a Prepayment, the Warrants).

10.4

In accordance with Articles L. 211-15 and L. 211-17 of the French Monetary and Financial Code (Code monétaire et financier), and subject to Article 11, transfer of the OCABSA ((and, after a Prepayment, the Warrants) will be made by transfer from account to account and the transfer of ownership of the OCABSA will occur once they are recorded as book entries in the acquirer’s securities account, and pursuant to the terms and conditions provided herein.

11.	Transmission and transfer

11.1

The Holders will be recognized by the Issuer as entitled to the OCABSA (and, after a Prepayment, the Warrants) free from any equity set-off or cross-claim on the part of the Issuer against the original or any intermediate holder of such OCABSA.

11.2

The OCABSA (and, after a Prepayment, the Warrants) shall be freely transferrable only to financial institutions. Transfers of the OCABSA (and, after a Prepayment, the Warrants) shall be effected by an instrument in writing in the usual common form signed by the transferor and shall be notified to the Issuer at the latest thirty (30) Business Days prior to the transmission or transfer. Such notice shall include the specific identity of the transmittee(s) or transferee(s) and a confirmation from the transmittee(s) or transferee(s) of its adhesion to the terms of this Agreement.

11.3

Any transferee or assignee that becomes a Holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement as regards the OCABSA (and, after a Prepayment, the Warrants).

11.4

The OCABSA are issued in accordance with the provisions of article L. 411-2 of the Code monétaire et financier and shall not be offered to the public for subscription or purchase (within the meaning assigned in regulation (UE) n° 2017/1129 of 14 June 2017) and shall not be capable of being dealt in on any stock exchange and no application shall be made to any stock exchange for permission to deal in or for an official or other quotation for the OCABSA.

12.	Procedures for payment

Any principal, interest or other moneys repayable or payable hereunder on or in respect of any OCABSA may be paid by transfer to the bank account designated in writing by the Representative.

At the time of Issue, this account shall be:

For Kreos Capital VII (UK) Limited (HSBC):

ACCOUNT NAME : IBAN : SWIFT CODE : ACCOUNT NUMBER : SORT CODE :	[***] [***] [***] [***] [***]

For Claret: European Growth Capital Fund III SCSp .(The Royal Bank of Scotland International Limited, Luxembourg Branch)

Beneficiary: SWIFT: IBAN:	[***] [***] [***]

Each payment shall discharge the Issuer.

13.	Representative

13.1	The Masse

(i)

In accordance with the provisions of Article L.228-46 of the French Code de Commerce, the Holders shall form a group (masse) with legal personality represented by the representative (representant de la masse) (the “Representative”) the appointment and powers of which are defined hereafter.

(ii)	The statutory provisions in relation to the masse and the représentant de la masse shall apply to the Issue.

(iii)	The powers of the masse shall be defined in accordance with the relevant provisions of the French Code de Commerce.

(iv)

In accordance with the provisions of Article L.228-47 of the French Code de Commerce, Kreos is hereby appointed as first Representative. In case of resignation of Kreos, any new Representative shall be appointed by a general meeting of the Holders held for that purpose or otherwise in accordance with the provisions of the French Code de Commerce. It being specified for the avoidance of doubt that whenever all outstanding OCABSA (or Warrants, further to a Prepayment) are held by a single Holder, regardless of whether a person or a company, that Holder shall personally exercise all the rights of the Representative and shall have all rights that may be attributed to the Representative by applicable statutory provisions and this Agreement.

13.2	Remuneration

The Representative will not be remunerated for its mission.

13.3	Meetings of Holders

(i)	A general assembly of the Holders may be held at any time at the registered office of the Issuer or in any other place indicated in the notice calling the assembly.

(ii)	The general assembly of Holders shall be called and held in accordance with the law.

(iii)

All resolutions of the general assembly shall be adopted by the Majority Holders. For the purposes of any such resolution, each OCABSA that has not been redeemed (or each Warrant, further to a Prepayment) shall give the right to one (1) vote.

13.4	Representative’s duties

The Representative shall:

(i)

send to each Holder details of each communication delivered to it by the Issuer for that Holder under any Issue Document (and by the Issuer pursuant to Article L. 228-55 of the French Code de Commerce) as soon as reasonably practicable after receipt;

(ii)

for all matters requiring, legally or under the provisions of this Agreement, the consent of the Majority Holders, act in accordance with any instructions from the Majority Holders or, if so instructed by the Majority Holders, refrain from exercising a right, power or discretion vested in it under any Issue Document;

(iii)	have only those duties, obligations and responsibilities expressly specified in the Issue Documents, and

(iv)

promptly notify each Holder of the occurrence of any Event of Default, or, if the Representative receives notice from the Issuer referring this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, of the receipt and content of such notice.

13.5	Representative’s rights

13.5.1 The Representative may:

(i)

perform any of its duties, obligations and responsibilities under the Issue Documents by or through its personnel, delegates or agents (on the basis that it may extend the benefit of any indemnity received by it under the Agreement to its personnel, delegates or agents);

(ii)

except as expressly provided to the contrary in any Issue Document, refrain from exercising any right, power or discretion vested in it under the Issue Documents until it has received instructions from the Majority Holders or, where relevant, all the Holders;

(iii)

refrain from doing anything which would or might in its opinion be contrary to any law, regulation or judgment of any court of any jurisdiction or otherwise render it liable to any perron and may do anything which is in its opinion necessary to comply with any such law, regulation or judgment;

(iv)	assume that no Event of Default is continuing, unless an officer of the Representative while active on the account of the Issuer acquires actual knowledge to the contrary;

(v)

refrain from taking any step (or further step) to protect or enforce the rights of any Holder under any Issue Document until it has been indemnified and/or secured to its satisfaction against all losses (including legal fees) which it would or might sustain or incur as a result;

(vi)

rely on any communication or document believed by it to be genuine and correct and assume that any communication or document has been communicated or signed by the person by whom it purports to be communicated or signed;

(vii)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of the Issuer in a statement by or on behalf of the Issuer; and

(viii)	obtain and pay for any legal or other expert advice or services which may seem necessary or desirable to it and rely on any such advice.

13.5.2	Neither the Representative nor any of its personnel or agents shall be:

(i)

responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in any Issue Document or any notice or other document delivered under any Issue Document;

(ii)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Issue Document;

(iii)	obliged to enquire as to the occurrence or continuation of an Event of Default or as to the accuracy or completeness of any representation or warranty made by the Issuer under any Issue Document;

(iv)	responsible for any failure of the Issuer or any of the Holder duly and punctually to observe and perform their respective obligations under any Issue Document;

(v)	responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with any Issue Document;

(vi)

liable for acting (or refraining from acting) in what it believes to be in the best interests of the Holders in circumstances where it has been unable, or it is not practicable, to obtain the instructions of the Holders or the Majority Holders (as the case may be); or

(vii)	liable for anything done or not done by it under or in connection with any Issue Document, except in the case of its own gross negligence or wilful misconduct.

13.6	Representative Individually

(i)

If it is a Holder, the Representative shall have the same rights and powers under the Issue Documents as any other Holder and may exercise those rights and powers as if it were not also acting as the Representative.

(ii)

The Representative may accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with any Holder or any subsidiary thereof (and, in each case, may do so without liability to account).

(iii)	If the Representative resigns, the resignation of the retiring Representative shall become effective upon the appointment of a successor.

13.7	Communications and Information

(i)	All communications to the Issuer in connection with this Agreement are to be made by or through the Representative.

(ii)

The Representative will not be obliged to transmit to any other Holder any information relating to any party to any Issue Document which the Representative may have acquired otherwise than in connection with the OCABSA or the Issue Documents.

(iii)

Notwithstanding anything to the contrary expressed or implied in any Issue Document, the Representative shall not, as between itself and the other Holders, be bound to disclose to any other Holder or other person any information, disclosure of which might in the opinion of the Representative result in a breach of any law or regulation or be otherwise actionable at the suit of any person.

13.8	Non-Reliance on Representative

Each Holder confirms that it is (and will at all times continue to be) solely responsible for making its own independent investigation and appraisal of the business, operations, financial condition, creditworthiness, status and affairs of the Issuer and has not relied, and will not at any time rely, on the Representative:

(i)

to provide it with any information relating to the business, operations, financial condition, creditworthiness, status and affairs of the Issuer, whether coming into its possession before or after the Completion Date, except as specifically provided otherwise in this Agreement; or

(ii)

to check or enquire into the adequacy, accuracy or completeness of any information provided by the Issuer under or in connection with any Issue Document (whether or not that information has been or is at any time circulated to it by the Representative); or

(iii)	to assess or keep under review the business, operations, financial condition, creditworthiness, status or affairs of the Issuer.

13.9	Representative’s indemnity

(i)

Each Holder shall on demand indemnify the Representative (in proportion to that Holder’s number of OCABSA (or Warrants, after a Prepayment) against any loss incurred by the Representative in complying with any instructions from the Holders or the Majority Holders (as the case may be) or otherwise sustained or incurred in connection with the Issue Documents or its duties, obligations and responsibilities under the Issue Documents, except to the extent that it is incurred as a result of the gross negligence or wilful misconduct of the Representative or any of its personnel.

(ii)	The provisions of paragraph (i) above are without prejudice to any obligations of the Issuer to indemnify the Representative under the Issue Documents.

14.	Security agency

14.1	Security Agent appointment

The Security Agent, appointed by the Subscribers under the Intercreditor Agreement, will act in the name and on behalf of both the Holders’ Representative and the representative appointed under the Amortized Bonds Issue Agreement, in relation to any Security granted under or pursuant to the Issue Documents.

14.2	Release of Transaction Securities

A release of any Security under the Security Documents other than in accordance with paragraph 9.7 of the Subscription Agreement or any specific Security Document, shall require prior written consent of the Holders and the holders of Amortized Bonds.

15.	Protection of holders

The protection of the Holders will be as set forth in Appendix 5, it being specified that in accordance with Article L. 228-98 of the French Commercial Code (Code de commerce), the Issuer may, without requesting authorization from the Holder(s), redeem its share capital, change its profit distribution, its form or its object. The Parties agree that the provisions of Appendix 5 shall form integral part of this Agreement. In the event the Holders only hold Warrants, the provisions of Appendix 5 shall remain applicable, mutatis mutandis, to the Warrants.

16.	Remedies and waivers

16.1

No failure, delay or other relaxation or indulgence on the part of the Holders or the Representative to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

16.2	All rights of the Holders contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to the other Issue Documents, common law or statute.

16.3

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Issue Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

17.	Severability

17.1

Each of the provisions of this Agreement and any Issue Document is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

17.2	In such case, the Parties shall do their best effort take appropriate actions to replace such provision with an economically equivalent provision which is valid, legal and enforceable.

18.	Notices

18.1

All notices, demands or other communications under or in connection with this Agreement may be given by letter, email or other comparable means of communication addressed to the person at the address identified with its signature below.

To Issuer:

Abivax S.A.

To the attention of the CEO (Directeur Général)

7, boulevard Haussmann

75009 Paris

France

E-mail: [***]

With copy to:

[***]

With copy (for information purposes) to:

Monsieur Alain Decombe

Avocat associé

Dechert

22 rue Bayard

75008 Paris

E-mail: [***]

To the Representative:

Kreos Capital VII (UK) Limited

To the attention of Mr. Aris Constatinides

5th Floor, 25-28 Old Burlington Street

London W1S 3AN

United Kingdom

Email: [***]

With copy to:

Claret European Specialty Lending Company III, SARL

412 F Route d’Esch

2086 Luxembourg

Grand Duchy of Luxembourg

And:

Claret Capital Partners Limited

for the attention of Paul Bramley

5th Floor, Warwick House

25 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Email: [***]

With copy (for information purposes) to:

Monsieur Laurent Cavallier

Avocat associé

Reinhart Marville Torre

58, avenue Kleber

75116 Paris

E-mail: [***]

18.2	Any such communication will be deemed to be given as follows:

(i)	if personally delivered, at the time of delivery, as documented by a receipt;

(ii)

if by letter, on the date entered by the addressee on the receipt in the case of delivery by hand or on the date when delivery is first attempted in the case of a recorded delivery letter with acknowledgement of receipt, and

(iii)	if by email transmission or comparable means of communication during the business hours of the addressee (9am to 5pm) then on the day of transmission, otherwise on the next following Business Day.

18.3

In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly stamped first class, addressed and delivered to the postal authorities or in the case of e-mail transmission or other comparable means of communication that a confirming hard copy was provided promptly after transmission.

19.	Governing– law—Jurisdiction

19.1	This Agreement is governed by and shall be construed in accordance with French law.

19.2	Any dispute concerning the validity, interpretation or performance of this Agreement will be submitted to the Tribunal de commerce (commercial court) of Paris.

20.	Electronic Signature

In accordance with articles 1366 and 1367 of the French civil code (Code civil), this Agreement shall be signed electronically via DocuSign. Each of the Parties acknowledges that it has received all the information required for the electronic signature of the Agreement and that it has signed the Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into the Agreement in this regard. Furthermore, in accordance with the provisions of article 1375 of the French Civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to the Agreement. The delivery of an electronic copy of the Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to the Agreement.

/s/ Marc de Garidel Abivax S.A. Mr. Marc de Garidel	/s/ Aris Constantinides Kreos Capital VII (UK) Limited Mr. Aris Constantinides

/s/ David Moscato Claret European Growth Capital Fund III SCSp Mr. David Moscato	/s/ Riccardo Zorzetto Claret European Growth Capital Fund III SCSp Mr. Riccardo Zorzetto

List of Appendixes

Appendix 1	Agreed form Drawdown Notice

Appendix 2	Agreed form subscription form

Appendix 3	Agreed form Warrant Exercise Notice

Appendix 4	Agreed form Conversion Notice

Appendix 5	Protection of the Holders

Appendix 6	Interest payment schedule

Appendix 1

Agreed form Drawdown Notice

Appendix 2

Agreed form subscription form

ABIVAX S.A.

Société anonyme

Siège social : 7, boulevard Haussmann – 75009 Paris

799 363 718 RCS Paris

(la « Société »)

MONTANT ET MODALITES DE L’EMISSION DE L’EMPRUNT OBLIGATAIRE

Emission de 25.000.000 obligations convertibles avec bons de souscription d’actions (les « OCABSA ») d’une valeur nominale d’un euro chacune représentant un emprunt total de 25.000.000,00 d’euros, à libérer intégralement en numéraire, dont la souscription est réservée aux sociétés Kreos Capital VII (UK) Limited et Claret European Growth Capital Fund III SCSp..

L’émission des OCABSA a été décidée par le Directeur Général de la Société le 20 août 2023 sur subdélégation du conseil d’administration de la Société du 16 août 2023 conformément à un contrat d’émission dénommé « OCABSA Issue Agreement » conclu en date du 20 août 2023 et un contrat cadre dénommé « Subscription Agreement » conclu en date du même jour entre la Société et, notamment, le sociétés Kreos Capital VII (UK) Limited et Claret European Growth Capital Fund III SCSp

Sous réserve des termes et conditions des documents d’émission, la souscription sera reçue au siège social de la Société le 20 août 2023.

Les fonds provenant des versements en espèces seront déposés sur le compte ouvert au nom de la Société dans les livres de la banque [•], (le “Compte”).

BULLETIN DE SOUSCRIPTION

[Kreos Capital VII (UK) Limited, société par actions (private limited company) de droit anglais dont le siège social est situé 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, Royaume-Uni, inscrite au registre du commerce d’Angleterre et du Pays de Galles sous le numéro 13611522, représentée par [•], dûment habilité aux fins des présentes] [Claret European Claret European Growth Capital Fund III SCSp., société en commandite spéciale soumise au droit du Luxembourg, dont le siège social est situé at 412F, Route d’Esch—L—1471 Luxembourg, inscrite au registre du commerce du Luxembourg sous le numéro B245583];

connaissance prise des conditions de l’émission des OCABSA,

déclare souscrire par le présent bulletin dont le souscripteur a conservé un exemplaire sur papier libre, [•] ([•]) OCABSA et libérer l’intégralité du montant de sa souscription, soit la somme de [•] euros ([•] €), tenant compte de la décote de deux pour cent (2%) stipulée au contrat d’émission des OCABSA par rapport à la valeur nominale des OCABSA ainsi souscrites, par virement bancaire sur le Compte, sous déduction des sommes prévues par les documents susvisés.

Le [•] 2023

En deux exemplaires

[•]

représentée par [•]1

[1]	Signature précédée de la mention : « Bon pour souscription formelle et irrévocable de [•] ([•]) OCBSA »

Appendix 3

Agreed form Warrant Exercise Notice

ABIVAX S.A.

Société anonyme Siège social : 7, boulevard Haussmann – 75009 Paris

799 363 718 RCS Paris

(la “Société”)

BSA2023-KC-2 WARRANTS EXERCISE NOTICE

The undersigned

[Kreos Capital VII (UK) Limited, a private limited company incorporated under the laws of England, having its registered office at 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, United Kingdom, registered under identification number 13611522] [Claret European Growth Capital Fund III SCSp. a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 412F, route d’Esch, L471 Luxembourg, registered under identification number B245583], represented by ___________________ duly authorised for the purposes hereof

Holding, at the date hereof _______________ BSA2023-KC-2 warrants issued by the board of directors of Abivax S.A., a limited company (société anonyme) incorporated under the laws of France, having its registered office at 7, boulevard Haussmann – 75009 Paris, France, registered under single identification number 799 363 718 RCS Paris on 20 August 2023, in accordance with the terms and conditions of the OCABSA issue agreement entered into on 20 August 2023 between Kreos Capital VII (UK) Limited, Claret European Growth Capital Fund III SCSp, and Abivax S.A.,

Knowledge taken of the exercise conditions of the BSA2023-KC-2 warrants,

Hereby declares exercising _________________ BSA2023-KC-2 warrants, being specified that at the date hereof:

•	the value of CP is ______

•	the value of PPA is _________

•	the value of NW is _______

•	the number of underlying shares is therefore equal to _______________

- the unit subscription price for such shares being equal to CP, hence a cumulated exercise price of EUR __________

As a consequence, declares subscribing to _______________ new shares in the Company, and, concurrently paying as the subscription price for such shares (including the applicable issuance premium), a global amount of __________________________ , by bank transfer to the following account:

[•]

Executed in ____________

On _____________

In two (2) originals

[•]*

*	Handwritten mention : “ Bon pour souscription formelle et irrévocable de [number of subscribed underlying shares] actions”

Appendix 4

Agreed form Conversion Notice

ABIVAX S.A.

Société anonyme

Siège social : 7, boulevard Haussmann – 75009 Paris

799 363 718 RCS Paris

(la “Société”)

CONVERSION NOTICE

The undersigned

[Kreos Capital VII (UK) Limited, a private limited company incorporated under the laws of England, having its registered office at 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, United Kingdom, registered under identification number 13611522] [Claret European Growth Capital Fund III SCSp. a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 412F, route d’Esch, L471 Luxembourg, registered under identification number B245583], represented by ___________________ duly authorised for the purposes hereof

Holding, at the date hereof [•] OCABSA issued by the chief executive officer of Abivax S.A., a limited company (société anonyme) incorporated under the laws of France, having its registered office at 7, boulevard Haussmann – 75009 Paris, France, registered under single identification number 799 363 718 RCS Paris issued on 20 August 2023 in accordance with the terms and conditions of the OCABSA issue agreement entered into on 20 August 2023 between Kreos Capital VII (UK) Limited, Claret European Growth Capital Fund III SCSp, and Abivax S.A.,

Knowledge taken of the conversion conditions of the OCABSA,

Hereby declares converting _____________ OCABSA, being specified that at the date hereof:

•	the value of CP is EUR [•]

•	the value of CR is [•]

•	the value of NCS is therefore [•].

Such conversion being made by subscribing to [•] new shares in the Company, for a total subscription price for such shares (including the applicable issuance premium) of EUR [•], by means of conversion of [•] OCABSA.

Executed in [•]

On [•]

In two (2) originals

For an on behalf of [•]

[•]*

*	Handwritten mention : “ Bon pour souscription formelle et irrévocable de [•] ([•]) actions par conversion de [•] ([•]) OCABSA ”

Appendix 5

Protection of the Holders

(A)

In accordance with Article L.228-98 of the French Commercial Code (Code de commerce), the Issuer shall have the right to redeem its share capital, change its profit distribution, its form or its object as the case may be, subject to so long as there are outstanding OCABSA, taking the necessary measures to preserve the OCABSA holder.

(B)	Upon completion of any of the following transactions:

1.	reduction of share capital of the Issuer resulting from losses and realized through a decrease in the par value or the number of shares comprising the share capital,

2.	issuance, with a preferential subscription right to existing shareholders, of securities,

3.	increase in share capital by capitalisation of reserves, profits or share premia, and by distribution of bonus shares, or the subdivision or consolidation of shares,

4.

in the event that a nominal value is assigned to the shares, an increase in share capital of the Issuer, without issuing shares, by capitalisation of reserves, profits or share premia by increasing the nominal value of the shares,

5.	distribution of reserves in cash or in kind or a share premium,

6.	allotment of bonus financial instruments other than shares,

7.	merger by acquisition (fusion par absorption), merger (fusion par création d’une nouvelle société), spin-off, division (scission) of the Issuer,

8.	buy-back of own shares at a price that is higher than the share price,

9.	distribution of exceptional dividends,

10.	amortisation in share capital of the Issuer,

11.	modification of the Issuer’s allocation of its profits,

which the Issuer may carry out, the rights of the OCABSA holders will be protected by adjusting the Conversion Ratio in accordance with the following provisions, in the event and to the extent the date on which the shareholding of the Issuer is determined for the purposes of the relevant transaction occurs prior to the delivery of shares issued to any OCABSA holder having exercised all or parts of the OCABSA he holds.

In the event of an adjustment carried out in accordance with conditions 1 to 10 below, the new Conversion Ratio will be determined to three decimal places and rounded to the nearest 1000th (0.0005 being rounded up to the next highest 1000th). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Conversion Ratio. However, the OCABSA can only result in the delivery of a whole number of shares. In the event two or several adjustment cases apply, only the adjustment case which is the most favourable to the OCABSA holder shall apply (without prejudice to Articles 3.2.3 and 6.3.2).

1.

In the event of a reduction of share capital of the Issuer resulting from losses and realized through a decrease in the par value or the number of shares comprising the share capital, the OCABSA holders’ rights will be reduced as a result, as if they had exercised their conversion right before the date on which the reduction of capital occurred. In the event of a reduction of share capital by a decrease in the number of shares, the new Conversion Ratio will be equal to the product of the Conversion Ratio in effect before the decrease in the number of shares and the following ratio:

Number of shares comprising the capital after the transaction
Number of shares comprising the capital before the transaction

2.

In the event of a financial transaction conferring a preferential subscription right to existing shareholders, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share value ex-subscription right + value of the subscription right
Share value ex-subscription right

For the purposes of calculating this formula, the values of the share ex-subscription right and of the subscription right will be determined on the basis of the average of the closing prices of the shares on Euronext Paris (as reported by Bloomberg) falling in the subscription period during which the shares and the subscription rights are listed simultaneously.

3.

In the event of an increase in share capital of the Issuer by capitalisation of reserves, profits or share premia and by distribution of bonus shares, or by the subdivision or consolidation of shares, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Number of shares after the transaction
Number of shares existing before the transaction

4.

In the event of an increase in share capital of the Issuer without shares being issued by means of a capitalisation of reserves, profits or share premia performed by increasing the nominal value of the shares, the nominal value of the shares which may be delivered to the OCABSA holders upon exercise of their OCABSA will be increased accordingly.

5.

In the event of the distribution by the Issuer of reserves in cash or in kind or a share premium, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Value of the share before distribution
Value of the share before distribution -Amount of the distribution per share

For the purposes of calculating this formula, the value of the shares before distribution will be determined on the basis of the VWAP of the shares on Euronext Paris over the last three (3) trading days before the distribution.

6.	In the event of an allotment of bonus financial instruments other than shares of the Issuer to all its shareholders, the new Conversion Ratio will be determined as follows:

6.1

If the right to receive financial instruments is listed on Euronext Paris, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share value ex-right + Value of the right to receive financial instruments
Share value ex-right

For the purposes of calculating this formula, the prices of the shares ex-right and of the rights to receive financial instruments will be determined on the basis of the VWAP of the shares on Euronext Paris over the first three (3) trading days as from the detachment of the financial instruments.

6.2

If the right to receive financial instruments is not listed on Euronext Paris, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share value ex-right + Value of the financial instruments allocated to each share
Share value ex-right

For the purposes of calculating this formula, the price of the shares ex-right and the value of the financial instruments will be determined on the basis of the VWAP of the shares on Euronext Paris over the first three (3) trading days as from the detachment of the financial instruments.

If the financial instruments allocated are not listed on Euronext Paris, their value shall be evaluated in an independent expert’s certificate. This certificate shall be produced by an expert of international repute appointed by the Issuer, whose opinion shall not be subject to appeal.

7.

In the event of merger by acquisition (fusion par absorption) of the Issuer by another company or of merger of the Issuer with one or more other companies to create a new company (fusion creation d’une nouvelle société), or in the event of a division (scission) or spin-off of the Issuer, the OCABSA may be exercised into shares of the acquiring or new company or the companies resulting from any division or spin-off.

The new Conversion Ratio shall be determined by adjusting the Conversion Ratio in effect before such event by the exchange ratio of the Issuer’s shares against the shares of the acquiring or new company or companies resulting from any division or spin-off. These companies shall be substituted to the Issuer in order to apply the above adjustment, the purpose being to maintain, where applicable, the rights of the OCABSA holders in the event of financial or securities transactions, and, generally to ensure that the rights of the OCABSA holders are guaranteed under the legal, regulatory and contractual conditions.

8.

In the event that the Issuer makes an offer to the shareholders to buy-back its own shares at a price that is higher than the share price, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect by the following formula calculated to the nearest 100th of a Share:

Share value – ( 1 - Pc% )
Share value - Pc% * Buy-back price

For the purposes of calculating this formula:

“Share value” (i) means the average of at least ten (10) consecutive closing prices of the shares on Euronext Paris chosen from the twenty (20) consecutive closing prices of the shares on Euronext Paris preceding the buy-back (or the buy-back offer).”

“Pc%” means the percentage of the share capital of the Issuer that has been bought back.

“Buy-back price” means the effective price of the shares bought-back (which is by definition higher than the share value).

9.

An exceptional dividend is deemed to have been paid if, taking into account all the Issuer’s dividends per share paid in cash or in kind (before any withholding tax and excluding tax credits) since the start of a single year, the Yield per share (as defined below) is greater than 2%, given that any dividends or parts of dividends resulting in an adjustment of the Conversion Ratio shall not be taken into account to determine the existence of an exceptional dividend or to determine the Yield per Share.

In the event of the distribution of an exceptional dividend, the new Conversion Ratio shall be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

1 + Yield per share – 2%

In the event of payment of a dividend by the Issuer in cash or in kind (before any withholding tax and excluding tax credit) between the payment date of the Trigger Dividend (as defined below) and the end of the same financial period (an “Additional Dividend””), the Conversion Ratio shall be adjusted. The new Exercise Ratio shall be equal to the product of the Conversion Ratio in force before the start of the transaction under consideration times the factor of:

1 + Yield per share for the Additional Dividend

For the purposes of this Paragraph 9:

“Trigger Dividend” shall mean the dividend from which the Yield per share exceeds 2%.

“Prior Dividend” shall mean any dividend paid since the start of the same financial year prior to the Trigger Dividend.

“Yield per Share” shall mean the sum of the ratios obtained by dividing the Trigger Dividend and, where applicable, all the Prior Dividends by the closing price of the share of the Issuer on the trading day immediately preceding the corresponding payment date.

“Yield per share for the Additional Dividend” shall mean the ratio between the Additional Dividend (net of all dividends or parts of dividend) resulting in an adjustment of the Conversion Ratio and the closing price of the share of the Issuer on the trading day immediately preceding the payment of the Additional Dividend.

10.

In the event of an amortisation in share capital of the Issuer, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Value of the share before amortisation
Value of the share before amortization - Amount of amortisation per share

For the purposes of calculating this formula, the value of the share before the amortisation will be determined on the basis of the VWAP of the share on Euronext over the last three (3) trading days immediately prior to the date of the amortisation.

11.

In the event of the modification by the Issuer of the allocation of its profits as a result of the issue of preference shares, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the preference share issue date by the following formula:

Value of the share before modification
Value of the share before modification - Reduction of the profit right per share

For the purposes of calculating this formula, the share price before the modification of the allocation of profits will be determined on the basis of the VWAP of the share on Euronext over the last three (3) trading days immediately prior to the date of the modification.

The reduction of the profit right per share will be determined by an independent expert chosen by the Issuer.

(C)

Any OCABSA holder exercising its rights may subscribe to a number of shares, which is calculated by multiplying the Conversion Ratio in effect at such time by the number of OCABSA converted. If the shares are listed and if the number of shares calculated in this manner is not a whole number, a OCABSA holder shall receive:

•

either the nearest whole number of shares immediately less than its entitlement and will receive a payment equal to the value of such additional fraction of a share calculated on the basis of the closing share price listed on Euronext Paris on the date of sending of the Conversion Notice by the relevant Holder, or

•

the nearest whole number of shares immediately more than its entitlement and will provide a payment equal to the value of such additional fraction of a share calculated on the basis of the closing share price listed on Euronext Paris date of sending of the Conversion Notice by the relevant Holder.

Appendix 6

Interest payment schedule